Exhibit 99.1

ION announces preliminary second quarter 2021 results of ~$20 million, an increase of ~40% sequentially

HOUSTON – July 15, 2021 – ION Geophysical Corporation (NYSE: IO) today announced that the Company expects second quarter 2021 revenues to be approximately $20 million, an improvement of approximately 40% sequentially or a decrease of 13% from the prior period.  At quarter end, the Company’s total liquidity of approximately $33 million consisted of $27 million of cash (including net revolver borrowings of $20 million) and approximately $6 million of remaining available borrowing capacity under the revolving credit facility. Backlog is estimated to be $14 million as the Company’s Mid North Sea High 3D multi-client program in the North Sea proceeded ahead of schedule this quarter, leveraging the Company’s proprietary Marlin™ and Orca® digital technologies to acquire the survey in a more efficient, eco-friendly manner.

“Second quarter revenues improved sequentially, consistent with our expectations of momentum building throughout the year,” said Chris Usher, ION’s President and Chief Executive Officer.  “We continue to execute the two main pillars of our growth strategy.  Our new 3D program in the North Sea is progressing well with solid industry support.  We continue to advance our diversification into ports and offshore logistics with a positive rollout in CalMac’s series of UK ports and a new Africa maritime digitalization strategy.  Encouragingly, even in this uncertain environment, we are seeing some signs of market recovery – oil prices are up nearly 50% this year and early movers are starting to strategically purchase data again.”

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

ION (Media relations)

Vice President, Communications

Rachel White, +1 281.781.1168

rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; and political, execution, regulatory, and currency risks. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and our Form 10-Q for the quarter ended March 31, 2021, filed on May 6, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission, including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.